SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 21, 2005

C. R. BARD, INC.

(Exact Name of Registrant as Specified in Charter)

New Jersey	001-6926	22-1454160
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

730 Central Avenue Murray Hill, New Jersey	07974
(Address of Principal Executive Office)	(Zip Code)

(908) 277-8000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On October 21, 2005, Bard Shannon Limited (“Bard Shannon”), an Irish corporation and a wholly owned subsidiary of C. R. Bard, Inc., a New Jersey corporation (the “Company”), and the other parties thereto entered into a Credit Agreement (the “Credit Agreement”). The Credit Agreement provides for the extension of unsecured credit in the form of revolving loans during the three-year term of the Credit Agreement, in an aggregate principal amount outstanding not in excess of $250,000,000. The loans may be made in U.S. Dollars, Sterling or Euros.

The Credit Agreement is to be used for general corporate purposes, including in connection with the Company’s plans to repatriate undistributed earnings to the U.S. in compliance with the American Jobs Creation Act. Bard Shannon anticipates that it will borrow under the Credit Agreement an aggregate amount of up to $200,000,000, in one or a series of borrowings, on or before December 31, 2005.

Interest under the Credit Agreement is based on, at Bard Shannon’s option, (i) LIBOR plus a specified margin per annum or (ii) the higher of the prime rate of Bank of America, N.A. or 0.50% over the federal funds rate. Bard Shannon is also required to pay, on a quarterly basis, a facility fee on the daily unused amount of the commitments under the Credit Agreement.

Accrued interest on drawn prime rate loans is payable on a quarterly basis, and accrued interest on drawn LIBOR loans is payable on the date that is, at Bard Shannon’s option, one, two, three or six months after the borrowing date. Any outstanding loans under the Credit Agreement are to be repaid on October 21, 2008.

Pursuant to covenants in the Credit Agreement, Bard Shannon must maintain a maximum leverage ratio and a minimum interest expense coverage ratio. In addition, the Credit Agreement contains customary affirmative and negative covenants, as well as customary events of default. The Credit Agreement will expire on the earlier of (a) October 21, 2008 and (b) the date of termination in whole of the commitments upon an optional termination or reduction of the commitments by Bard Shannon or upon an event of default.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C. R. BARD, INC.

By:	/s/ Todd C. Schermerhorn
Name:	Todd C. Schermerhorn
Title:	Senior Vice President and
Chief Financial Officer

October 26, 2005